Exhibit 99.1

Pure Cycle Corporation Announces

Financial Results for its Second Quarter Ended

February 28, 2018

Denver, Colorado – April 4, 2018 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) (“Pure Cycle” or the “Company”) today reported financial results for its second quarter ended February 28, 2018.

"We are pleased to report our results for our fiscal three and six months ended February 28, 2018. The first six months of our fiscal year 2018 was highlighted with the announcement of the groundbreaking of the development of our Sky Ranch property," commented Mark Harding, President of Pure Cycle Corporation. "Along with our previous announcement of entering into agreements with three national home builders for the sale of approximately 500 lots in the first phase of the Sky Ranch development, we anticipate revenues from the lot sales by end of this fiscal year," continued Mr. Harding.

We will file our Form 10-Q on Friday, April 6, 2018 and will host a conference call on Monday, April 9, 2018, at 12PM Eastern (10AM Mountain) to discuss these results. Call details are below. Additionally, we will post a detailed slide presentation, which overviews the Company and presents summary financial results on our website and can be accessed at www.purecyclewater.com.

The following table summarizes results of operations for the three and six months ended February 28, 2018 and 2017:

	Period Ended February 28,
	In 000's (except per share)
	Three Months Ended		Six Months Ended
	2018	2017	2018	2017
Revenue	$845	$237	$1,855	$436
Cost of revenues	(214)	(169)	(644)	(314)
Gross profit	631	68	1,211	122
Operating expenses:
General and administrative	(520)	(449)	(1,181)	(893)
Other	(125)	(74)	(245)	(148)
Loss from operations	(14)	(455)	(215)	(919)
Other (expenses) income:
Oil and gas royalties and lease income, net	63	77	115	150
Other loss	(3)	(3)	(5)	(5)
Interest income	53	66	107	140
Net income (loss) from continuing operations	99	(315)	2	(634)
Net income (loss) from discontinued operations	1	(2)	2	(21)
Net income (loss) before taxes	100	(317)	4	(655)
Taxes	-	-	-	-
Net income (loss) after taxes	$100	$(317)	$4	$(655)
Income (loss) per share	*	$(0.01)	*	$(0.03)

 * Denotes less than $0.01 per share

Revenues increased approximately 257% and 325% during the three and six months ended February 28, 2018 as compared to the three and six months ended February 28, 2017, respectively. The increases are primarily attributable to an increase in frack water sales.

Our summarized financial position as of February 28, 2018 and August 31, 2017 are as follows:

	February 28, 2018	August 31, 2017	$ Change
	000's	000's	000's
Assets
Cash, cash equivalents and marketable securities	$20,220	$25,630	$(5,410)
Other current assets	2,596	1,494	1,102
Total current assets	22,816	27,124	(4,308)
Long-term investments	1,428	188	1,240
Investments in water and water systems, net	34,907	34,576	331
Land and mineral interests	7,354	6,248	1,106
Other long-term assets	3,360	1,652	1,708
Total assets	$69,865	$69,788	$77

Liabilities and Shareholders' Equity
Current liabilities	$609	$940	$(331)
Other long-term liabilities	428	1,342	(914)
Total liabilities	1,037	2,282	(1,245)
Total shareholders' equity	68,828	67,506	1,322
Total liabilities and shareholders' equity	$69,865	$69,788	$77

SECOND QUARTER 2018 EARNINGS CALL

When: 12:00PM Eastern (10 AM Mountain on April 9, 2018)
Call in number: 877-407-8033 (no passcodes required)
Replay available until: April 23, 2018 at 12:00PM ET
Replay call in number 877-481-4010 #27534

Company Information

Pure Cycle owns land and water assets in the Denver, Colorado metropolitan area. Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area, including the design, construction, operation and maintenance of water and wastewater systems.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about expected revenues from lot sales. The words “anticipate,” “likely,” “may,” “should,” “could,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation: the completion of finished lots may involve unexpected delays; the demand for housing in the Denver metropolitan area; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission. Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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